EXHIBIT 38

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this amendment to Schedule 13D.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date:    July 16, 2012

TAMMS MANAGEMENT CORPORATION
MA 1994 B SHARES, L.P.
MA 1994 B SHARES, INC.
MICKY ARISON
ETERNITY TWO TRUST
JMD DELAWARE, INC.
JAMES M. DUBIN
ARTSFARE 2005 TRUST NO. 2
SUNTRUST DELAWARE TRUST COMPANY
J.P. MORGAN TRUST COMPANY OF DELAWARE
ARTSFARE 2003 TRUST
MBA I, L.P.
JMNJ PROTECTOR, LLC
RICHARD SKOR
VERUS PROTECTOR, LLC
RICHARD L. KOHAN

By:	John J. O’Neil, Attorney-in-Fact

/s/ John J. O’Neil

KNIGHT PROTECTOR, INC.

By:	John J. O’Neil, Authorized Signatory

/s/ John J. O’Neil

/s/ John J. O’Neil
John J. O’Neil